Exhibit 16.1

432 Park Avenue South, 10th Floor
New Y9rk, NY 10016 / (212) 481-3490

1901 South Congress Avenue, Suite 110
Boynton Beach, FL 33426 / (561) 752-1721

October 31, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: Balance Labs, Inc.

File Ref No: 333-202959

We have read the statements of Balance Labs, Inc., pertaining to our firm included under Item 4.01 of Form 8-K dated October 28, 2022 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned “Changes in Company’s Certifying Accountant,” of the Current Report on Form 8-K of Balance Labs, Inc. and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

Liggett & Webb, P.A.

Certified Public Accountants

Boynton Beach, Florida